Exhibit 10.2

Employment Contract – Anyuan Sun

Employee: Anyuan Sun, male (Party B)

Employer: Wenzhou Xibolun Fluid Equipment Ltd. (Party A)

Employed: from 2012-01-01 through 2014-12-31

Employment location: Wenzhou

Position: Chief Executive Officer

If Party A requires Party B to work overtime on weekends and holidays, it will need company union and Party B’s consent. If Party B’s work hours exceed legal standard work hours, he will be compensated for the extra hours. Party B enjoys all vacation and holidays. Party A will provide all necessary working condition and protective products for work site. Party A provides health check regularly during the contract period.

After trial period, Party A provides Party B 15,000 yuan per month, if any changes in Party B’s work position, his salary will change accordingly. The salary is paid by the 30th, it shall not be lower than the company’s salary standard and shall not be lower than the lowest salary standard by the local government.

Party B enjoys vacation, family visit and bereavement and will be paid. Party A will provide health insurance and Pension Insurance.

When the contract is terminated, Party A will help transfer social insurance and related formalities.

Party A will present Party B with all company regulations and Party B shall follow such regulations.

Change, termination or renewal to the contract: if the objective circumstances that the contact was based on change and cause the contract not to be able to be performed, the content of the contract can be changed according with both parties’ agreement. The contract can be terminated with both parties’ consent. Party A could terminate the contract any time based on “ Employment Law” section 39; Party B could notify to terminate the contract any time based on “ Employment Law” section 38. Party A could terminate the contract any time with 30 days of written notice or with one month extra salary based on “ Employment Law” section 40; Party B could notify to terminate the contract any time with 30 days of written notice based on “ Employment Law” section 38.

Party A could terminate the contract due to necessary layoffs.

When the contract expires, it can be renewed with both parties’ consent. If Party B is qualified for “ No Fixed Deadline” conditions, he should be offered the related contract. When the contract expires, if Party B fits into the circumstance under “ Employment Law” section 42, the contract will continue till that related circumstance ends.

When reaching a “ No Fixed Deadline”, if the circumstance under “ Employment Law” section 44 surfaces, the contract terminates.

When Party A terminates the contract which agrees with “ Employment Law” section 46, it shall offer related financial compensation.

When Party A violates the contract or terminate the contract, it shall offer Party B twice the financial compensation standard based on “ Employment Law” section 47.

If Party B violates the contract or terminate the contract and causes loss to Party A, he shall indemnify the loss.

Both parties agree to sign a Confidentiality Agreement.

Any dispute between two parties can be brought up to Arbitration Commission or even to People’s Court.

The contract is signed on 2012-01-01

Party A:

/s/ Wenzhou Xibolun Fluid Equipment Ltd.

Party B:

/s/ Anyuan Sun